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                                                                    EXHIBIT 12.1

COMPUTATION OF DEFICIENCY OF EARNINGS TO FIXED CHARGES

                              SIX
                             MONTHS                                   YEAR ENDED
                             ENDED     ------------------------------------------------------------------------
                            JUNE 30,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                              2001         2000           1999           1998           1997           1996
                            --------   ------------   ------------   ------------   ------------   ------------
                                                                (dollars in thousands)
Fixed Charges
  Interest expense on
    indebtedness..........  $  1,411     $  1,839       $   637        $   118         $ 130         $    77
  Interest expense on
    portion of rent
    expense representative
    of interest...........        39           46            15              5             5               5
  Preferred stock
    dividends and
    accretion.............        --        6,327         2,082            742            --              --
  Beneficial conversion...        --       50,180            --             --            --              --
                            --------     --------       -------        -------         -----         -------
    Total fixed charges...     1,450       58,392         2,734            865           135              82
                            ========     ========       =======        =======         =====         =======
Earnings (loss):
  Net loss attributable to
    common stockholders
    before provision for
    income taxes..........   (24,401)     (93,273)      (11,531)        (3,621)         (803)         (1,029)
  Fixed charges per
    above.................     1,450       58,392         2,734            865           135              82
                            --------     --------       -------        -------         -----         -------
    Total earnings
      (loss)..............   (22,951)     (34,881)       (8,797)        (2,756)         (668)           (947)
                            ========     ========       =======        =======         =====         =======
Coverage deficiency.......   (24,401)     (93,273)      (11,531)        (3,621)         (803)         (1,029)
                            ========     ========       =======        =======         =====         =======

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